Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-quarter Financial Highlights

  Net sales were $191.3 million, an increase of 7.0% compared to Q3 2015. Net sales increased 11.4% as the result of the Q2 2016 acquisition of Harris Corporation’s composite aerostructures division (see Tables 1 and 2).
  Q3 2016 net income attributable to the Company was $13.1 million ($0.41 per share), compared to $9.7 million ($0.30 per share) in Q3 2015. Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.41 per share, compared to $0.47 in Q3 2015 (see Table 16).
  Adjusted EBITDA (a non-GAAP measure) was $42.7 million, compared to $42.0 million in Q3 2015 (see Tables 7 and 8).

ROCHESTER, N.H.--(BUSINESS WIRE)--October 31, 2016--Albany International Corp. (NYSE:AIN) reported that Q3 2016 net income attributable to the Company was $13.1 million, compared to $9.7 million in Q3 2015.

Q3 2016 income before income taxes was $20.9 million, including restructuring charges of $0.3 million and gains of $0.2 million from foreign currency revaluation. Q3 2016 income before income taxes also includes $0.4 million of costs related to the integration of the acquired business. Q3 2015 income before income taxes was $21.9 million, including restructuring charges of $3.7 million and gains of $1.0 million from foreign currency revaluation.

As previously reported, in the second quarter of 2016, the Company completed the acquisition of Harris Corporation’s composite aerostructures division. Table 1 summarizes key financial metrics of the acquired business, which is included in the AEC segment.

Table 1
(in thousands, excluding percentages)	Three Months ended September 30, 2016
Net sales	$20,354
Gross profit	1,697
Gross profit percentage	8.3%
Selling, technical, general and research expenses	$3,157
Operating income/(loss)	(1,460)
Depreciation and amortization (D&A)	4,480
EBITDA [Operating income/(loss) + D&A]	3,020
Adjusted EBITDA [Operating income/(loss) + D&A]	3,020

Table 2 summarizes net sales and the effect of changes in currency translation rates:

Table 2
	Net Sales Three Months ended September 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands, excluding percentages)	2016	2015
Machine Clothing (MC)	$143,248	$154,522	-7.3%	$212	-7.4%
Albany Engineered Composites (AEC)	48,024	24,267	97.9%	29	97.8%
Total	$191,272	$178,789	7.0%	$241	6.8%

Against a strong Q3 2015, MC net sales decreased in virtually every region and grade. The decrease reflects a return to a more normal seasonal pattern in Q3 2016, combined with weakness in the publication grades in Europe and Asia. AEC net sales increased $23.8 million, principally due to the acquisition and growth in LEAP.

Gross profit declined from $75.7 million in Q3 2015 to $72.4 million in Q3 2016. Gross profit margin in Q3 2016 was 37.9% (compared to 42.4% in Q3 2015) reflecting the change in the business mix due to the aerostructures acquisition. As a result of lower sales, MC gross profit decreased from $74.7 million in Q3 2015 to $68.1 million in Q3 2016, while MC gross profit margin decreased from 48.4% to 47.5%. AEC gross profit increased to $4.6 million in Q3 2016, compared to $1.4 million in Q3 2015 due to higher sales.

Q3 2016 selling, technical, general, and research (STG&R) expenses were $47.3 million, or 24.7% of net sales, including losses of $0.1 million from the revaluation of nonfunctional-currency assets and liabilities. Q3 2016 STG&R also includes $0.4 million of costs related to the integration of the acquired business. Q3 2015 STG&R expenses were $46.2 million, or 25.8% of net sales including gains of $2.0 million from the revaluation of nonfunctional-currency assets and liabilities. The reduction in STG&R as a percentage of net sales is principally due to the impact of restructuring activities in prior quarters.

The following table presents third-quarter expenses associated with internally funded research and development by segment:

Table 3
	Research and development expenses by segment Three Months ended September 30,
(in thousands)	2016	2015
Machine Clothing	$3,937	$4,775
Albany Engineered Composites	2,656	2,769
Corporate expenses	-	190
Total	$6,593	$7,734

The following table summarizes third-quarter operating income by segment:

Table 4
	Operating Income/(loss) Three Months ended September 30,
(in thousands)	2016	2015
Machine Clothing	$40,039	$41,956
Albany Engineered Composites	(4,529)	(4,191)
Corporate expenses	(10,690)	(11,922)
Total	$24,820	$25,843

Segment operating income was affected by restructuring and currency revaluation, as shown in Table 5 below. AEC restructuring charges include costs associated with the consolidation of the Company’s legacy programs into its Boerne, Texas, facility.

Table 5
(in thousands)	Expenses/(gain) in Q3 2016 resulting from Restructuring Revaluation		Expenses/(gain) in Q3 2015 resulting from Restructuring Revaluation
Machine Clothing	($212)	$86	$3,717	($2,005)
Albany Engineered Composites	640	-	-	-
Corporate expenses	(102)	4	-	4
Total	$326	$90	$3,717	($2,001)

Q3 2016 Other income/expense, net, was expense of $0.2 million, including income related to the revaluation of nonfunctional-currency balances of $0.3 million. Q3 2015 Other income/expense, net, was expense of $1.2 million, including losses related to the revaluation of nonfunctional-currency balances of $1.0 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 6
	Income/(loss) attributable to currency revaluation Three Months ended September 30,
(in thousands)	2016	2015
Operating income	($90)	$2,001
Other income/(expense), net	312	(953)
Total	$222	$1,048

The Company’s income tax rate based on income from continuing operations was 37.5% for Q3 2016, compared to 38.0% for the same period of 2015. Discrete tax charges and the effect of a change in the estimated tax rate decreased income tax expense by $0.4 million in 2016, and increased expense by $3.9 million in 2015.

The following tables provide a reconciliation of net income to EBITDA and Adjusted EBITDA:

Table 7
Three Months ended September 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$40,039	($4,529)	($22,101)	$13,409
Interest expense, net	-	-	3,681	3,681
Income tax expense	-	-	7,488	7,488
Depreciation and amortization	9,032	8,027	1,386	18,445
EBITDA (non-GAAP)	49,071	3,498	(9,546)	43,023
Restructuring expenses, net	(212)	640	(102)	326
Foreign currency revaluation (gains)/losses	86	-	(308)	(222)
Pretax (income) attributable to non-controlling interest in ASC	-	(428)	-	(428)
Adjusted EBITDA (non-GAAP)	$48,945	$3,710	($9,956)	$42,699

Table 8
Three Months ended September 30, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$41,956	($4,191)	($28,085)	$9,680
Interest expense, net	-	-	2,671	2,671
Income tax expense	-	-	12,243	12,243
Depreciation and amortization	9,660	2,981	2,102	14,743
EBITDA (non-GAAP)	51,616	(1,210)	(11,069)	39,337
Restructuring expenses, net	3,717	-	-	3,717
Foreign currency revaluation (gains)/losses	(2,005)	-	957	(1,048)
Pretax income attributable to non-controlling interest in ASC	-	(25)	-	(25)
Adjusted EBITDA (non-GAAP)	$53,328	($1,235)	($10,112)	$41,981

Capital spending was $22.9 million for Q3 2016, compared to $9.3 million for Q3 2015. Depreciation and amortization was $18.4 million for Q3 2016, compared to $14.7 million for Q3 2015. As noted in Table 1, depreciation and amortization for the acquired division was $4.5 million in Q3 2016.

CFO Comments

CFO and Treasurer John Cozzolino commented, “As a result of good operating performance, cash and cash equivalents increased about $20 million during the quarter to $196 million. Also during the quarter, total debt increased just over $5 million to $492 million, resulting in a decrease in net debt (total debt less cash and cash equivalents, see Table 18) to $296 million. As of the end of Q3, the Company had utilized $425 million of its $550 million credit facility, leaving additional borrowing capacity of $125 million. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.38 as of the end of the quarter.

“Capital expenditures in Q3 were $23 million and year-to-date $54 million. We now expect full-year spending in 2016 to be $75 million to $80 million. This amount is lower than previously estimated as expenditures related to certain AEC projects are now expected to be incurred in 2017. Cash paid for income taxes was about $4 million in Q3 and $18 million year-to-date. We estimate cash taxes for the full year to be about $20 million.”

CEO Comments

President and CEO Joe Morone said, “In Q3 2016, Albany continued on the trajectory of the last several quarters. MC again generated strong income and AEC strong sales growth, as both businesses remained firmly on track toward their full-year and longer-term objectives.

“Against a very strong Q3 2015, MC sales declined 7%. Unlike a year ago, in Q3 this year we experienced a normal seasonal pattern of weakness in the two summer months of the quarter, followed by a strong finish. Compared to Q3 2015, sales were down in virtually every region and grade. However, except for declines in publication grades in Europe and Asia, sales were essentially flat in every region and grade compared to the previous three quarters.

“New product performance in Q3 across all of our product lines was especially strong, with the new technology platform having a significant impact on our competitive position on new machines in the tissue and nonwoven grades. In the Americas, these grades now account for 26% of sales compared to 20% of sales in the publication grades. In Europe and Asia, where market growth in the packaging grades is a more significant long-term factor than growth in the tissue grades, new product performance helped drive MC sales in the packaging grades to 37% of total Eurasian sales in Q3, compared to 30% in the publication grades.

“MC profitability followed the same pattern as sales. Compared to the strong Q3 2015, gross margin dropped from 48.4% to 47.5%, segment net income dropped by 5% and Adjusted EBITDA by 8%. But, in absolute terms and on a sequential basis, gross margins, net income, and Adjusted EBITDA remained strong and at roughly the same levels as the previous three quarters, for all the same reasons -- continuous productivity improvements, good plant utilization, low material costs, and the cumulative effect of the restructuring efforts of the previous quarters.

“AEC also performed well. Including our new division, sales were $48 million for the quarter, which is in line with our expectations and last quarter’s sales trends (as discussed in Q2, the $54 million of sales last quarter included $7 million of sales from development tooling reimbursable from customers). Without the new division, sales would have been $28 million, 14% above Q3 2015 sales. This growth was driven by LEAP. Net income was a loss of $4.5 million; Adjusted EBITDA, which includes costs related to the integration of the new division, was $3.7 million, or 7.7% of sales.

“There were a number of significant developments in the quarter. The ramp up of LEAP fan blades and cases, which accounted for 35% of Q3 sales, is proceeding well, with excellent progress on yield, cost, and capacity. Preparations for Plant 3 in Querétaro, Mexico, are on schedule. Meanwhile, the market pressure to ramp up continues to be intense. Performance was also strong on the most significant other AEC engine programs -- components for the Joint Strike Fighter (JSF) LiftFan® and the GE9X fan case. Integration of the legacy AEC programs into Boerne, Texas, is on schedule and nearing completion.

“As for our new division, the three key long-term growth programs (JSF airframe parts, 787 fuselage frames, and CH-53K parts) and the largest legacy program (Boeing waste tanks) had strong delivery performance and good quality improvement trends in Q3. Of particular significance, the 787 program, which is the first of the three key growth programs to start ramping, is on schedule and meeting customer expectations. On the other hand, we also saw evidence in Q3 across a number of programs of the execution challenges facing the division. We remain intensely focused on integrating the new division into AEC, and on strengthening its operational capabilities. Both efforts are progressing well and as planned.

“Finally, our new business development efforts continue along three fronts – competing for incremental new business on existing aerospace platforms (commercial and defense, engines and airframes), collaborative R&D to position AEC to compete on future new aerospace platforms, and R&D probes into markets outside of aerospace. Of particular note in Q3 was an example of progress on the first of these fronts. AEC was awarded a contract to produce composite components on an existing platform utilizing conventional 2D laminate composite technology. We expect this contract will generate sales of $15 million to $20 million per year by 2020.

“Our outlook for both businesses remains unchanged. For MC, given current market trends and our solid Q3 performance, we continue to expect full-year Adjusted EBITDA to be at the upper-end of our previously discussed range of $180 million to $195 million (see Table 19 for reconciliation to GAAP segment net income, including identification of certain items that cannot reasonably be predicted). The primary risk factor for MC, and for our ability to maintain performance within this range for the foreseeable future, continues to be global macro-economic conditions.

“As for AEC, we expect a strong end to the year, driven by sequential growth in LEAP coupled with steady sequential sales in the rest of the segment. There is some uncertainty associated with end-of-year inventory effects; Q4 sales might not be as strong as we expect if our customers, particularly Safran, delay in pulling finished goods from inventory. Apart from this short-term uncertainty, the primary risk factor for AEC for the foreseeable future continues to be execution, especially in our efforts to integrate our new division, and to bring it and all of our ramping programs up to expected levels of operational excellence.

“In sum, this was another good quarter for Albany, with both businesses remaining firmly on track toward their full-year 2016 and longer-term strategic and financial performance objectives.”

The Company plans a webcast to discuss third-quarter financial results on Tuesday, November 1, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly-growing supplier of highly-engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Net income per share, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share, excluding adjustments, as defined by the Company, may not be similar to EBITDA measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 9
Key financial metrics of the acquired business (in thousands, excluding percentages)	For the period April 8, 2016 to September 30, 2016
Net sales	$45,990
Gross profit	6,670
Gross profit percentage	14.5%
Selling, technical, general and research expenses	$6,421
Operating income	249
Depreciation and amortization (D&A)	7,383
EBITDA [Operating income/(loss) + D&A]	7,632
Adjusted EBITDA [Operating income/(loss) + D&A]	7,632

Table 10
(in thousands, except percentages)	Net Sales Nine Months ended September 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2016	2015
Machine Clothing	$437,445	$463,577	-5.6%	($1,872)	-5.2%
Albany Engineered Composites	129,348	68,825	87.9%	63	87.8%
Total	$566,793	$532,402	6.5%	($1,809)	6.8%

Table 11
Nine Months ended September 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$112,583	($14,083)	($61,674)	$36,826
Interest expense, net	-	-	9,610	9,610
Income tax expense	-	-	20,613	20,613
Depreciation and amortization	27,845	17,778	5,601	51,224
EBITDA (non-GAAP)	140,428	3,695	(25,850)	118,273
Restructuring expenses, net	5,921	1,787	(55)	7,653
Foreign currency revaluation losses/(gains)	1,646	5	(2,355)	(704)
Acquisition expenses	-	5,367	-	5,367
Pre-tax loss attributable to non-controlling interest in ASC	-	36	-	36
Adjusted EBITDA (non-GAAP)	$147,995	$10,890	($28,260)	$130,625

Table 12
Nine Months ended September 30, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$110,969	($26,635)*	($64,535)	$19,799
Interest expense, net	-	-	8,049	8,049
Income tax expense	-	-	20,398	20,398
Depreciation and amortization	30,077	8,845	6,359	45,281
EBITDA (non-GAAP)	141,046	(17,790)	(29,729)	93,527
Restructuring expenses, net	13,929	-	-	13,929
Foreign currency revaluation losses/(gains)	(4,534)	(17)	406	(4,145)
Gain on sale of investment	-	-	(872)	(872)
Pre-tax income attributable to non-controlling interest in ASC	-	(115)	-	(115)
Adjusted EBITDA (non-GAAP)	$150,441	($17,922)	($30,195)	$102,324
*includes $14 million BR725 charge

Table 13
Three Months ended September 30, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$326	$122	$204	$0.01
Foreign currency revaluation gains	222	83	139	0.00
Favorable effect of change in income tax rate	-	425	425	0.01
Net discrete income tax charge	-	74	74	0.00

Table 14
Three Months ended September 30, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$3,717	$1,412	$2,305	$0.07
Foreign currency revaluation gains	1,048	398	650	0.02
Favorable effect of change in income tax rate	-	1,002	1,002	0.03
Net discrete income tax charge	-	4,914	4,914	0.15

Table 15
Nine Months ended September 30, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$7,653	$2,965	$4,688	$0.15
Foreign currency revaluation gains	704	256	448	0.01
Acquisition expenses	5,367	1,933	3,434	0.11
Net discrete income tax benefit	-	932	932	0.03

Table 16
Nine Months ended September 30, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$13,929	$5,280	$8,649	$0.27
Foreign currency revaluation gains	4,145	1,597	2,548	0.08
Gain on sale of investment	872	331	541	0.02
Net discrete income tax charge	-	5,113	5,113	0.16
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 17
Per share amounts (Basic)	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015
Net income attributable to the Company, reported (GAAP)	$0.41	$0.30	$1.15	$0.62*
Adjustments:
Restructuring expenses, net	0.01	0.07	0.15	0.27
Discrete tax adjustments and effect of change in income tax rate	(0.01)	0.12	(0.03)	0.16
Foreign currency revaluation (gains)/ losses	-	(0.02)	(0.01)	(0.08)
Acquisition expenses	-	-	0.11	-
Gain on the sale of investment	-	-	-	(0.02)
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.41	$0.47	$1.37	$0.95
*includes $0.28 per share for BR725 charge

The following table contains the calculation of net debt:

Table 18
(in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Notes and loans payable	$343	$531	$590	$587	$390
Current maturities of long-term debt	1,462	566	16	16	50,016
Long-term debt	490,003	485,215	255,076	265,080	220,084
Total debt	491,808	486,312	255,682	265,683	270,490
Cash and cash equivalents	196,170	176,025	169,615	185,113	171,780
Net debt	$295,638	$310,287	$86,067	$80,570	$98,710

The following table contains the reconciliation of MC 2016 projected Adjusted EBITDA to MC 2016 projected net income:

Table 19
Machine Clothing Full Year 2016 Outlook (in millions)	Actual, nine months ended September 30, 2016	Results for last quarter of year to meet low end of range	Results for last quarter of year to meet high end of range	Estimated range for full year
Adjusted EBITDA (non-GAAP)	$148	$40	$50	$188 - $198
Less: Restructuring expenses, net	(6)	*	*	(6)
Less: Foreign currency revaluation losses	(2)	*	*	(2)
EBITDA (non-GAAP)	$140	$40	$50	$180 - $190
Less: Depreciation and amortization	(28)	(9)	(9)	(37)
Net income (GAAP)	$112	$31	$41	$143 - $153

* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for the remainder of the year.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper- industry trends and conditions during 2016 and in future years; expectations in 2016 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the timeline for ASC’s planned facility in Mexico; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015

Net sales	$191,272	$178,789	$566,793	$532,402
Cost of goods sold	118,852	103,045	343,557	325,382

Gross profit	72,420	75,744	223,236	207,020
Selling, general, and administrative expenses	38,042	35,509	120,997	110,674
Technical, product engineering, and research expenses	9,232	10,675	29,640	33,387
Restructuring expenses, net	326	3,717	7,653	13,929

Operating income	24,820	25,843	64,946	49,030
Interest expense, net	3,681	2,671	9,610	8,049
Other (income)/expense, net	242	1,249	(2,103)	784

Income before income taxes	20,897	21,923	57,439	40,197
Income tax expense	7,488	12,243	20,613	20,398

Net income	13,409	9,680	36,826	19,799
Net (loss)/income attributable to the noncontrolling interest	340	22	(111)	100
Net income attributable to the Company	$13,069	$9,658	$36,937	$19,699

Earnings per share attributable to Company shareholders - Basic	$0.41	$0.30	$1.15	$0.62

Earnings per share attributable to Company shareholders - Diluted	$0.41	$0.30	$1.15	$0.62

Shares of the Company used in computing earnings per share:
Basic	32,104	32,012	32,079	31,965

Diluted	32,141	32,055	32,118	32,028

Dividends per share, Class A and Class B	$0.17	$0.17	$0.51	$0.50

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$196,170	$185,113
Accounts receivable, net	170,739	146,383
Inventories	138,688	106,406
Income taxes prepaid and receivable	1,303	2,927
Asset held for sale	5,179	4,988
Prepaid expenses and other current assets	10,078	6,243
Total current assets	522,157	452,060

Property, plant and equipment, net	441,608	357,470
Intangibles, net	57,044	154
Goodwill	134,724	66,373
Income taxes receivable and deferred	78,689	108,945
Other assets	31,400	24,560
Total assets	$1,265,622	$1,009,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$343	$587
Accounts payable	36,653	26,753
Accrued liabilities	96,483	91,785
Current maturities of long-term debt	1,462	16
Income taxes payable	12,176	7,090
Total current liabilities	147,117	126,231

Long-term debt	490,003	265,080
Other noncurrent liabilities	98,123	101,544
Deferred taxes and other liabilities	5,256	14,154
Total liabilities	740,499	507,009

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,315,016
in 2016 and 37,238,913 in 2015	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2016 and 2015	3	3
Additional paid in capital	425,315	423,108
Retained earnings	512,517	491,950
Accumulated items of other comprehensive income:
Translation adjustments	(106,439)	(108,655)
Pension and postretirement liability adjustments	(48,023)	(48,725)
Derivative valuation adjustment	(4,719)	(1,464)
Treasury stock (Class A), at cost 8,443,902 shares
in 2016 and 8,455,293 shares in 2015	(257,146)	(257,391)
Total Company shareholders' equity	521,545	498,863
Noncontrolling interest	3,578	3,690
Total equity	525,123	502,553
Total liabilities and shareholders' equity	$1,265,622	$1,009,562

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
OPERATING ACTIVITIES
Net income	$13,409	$9,680	$36,826	$19,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,470	12,953	44,736	39,850
Amortization	1,975	1,790	6,488	5,431
Change in other noncurrent liabilities	(275)	(188)	(6,282)	(1,732)
Change in deferred taxes and other liabilities	(1,712)	7,322	(640)	2,669
Provision for write-off of property, plant and equipment	333	(156)	1,409	259
Gain on disposition of assets	-	-	-	(1,056)
Excess tax benefit of options exercised	(11)	-	(116)	(603)
Compensation and benefits paid or payable in Class A Common Stock	350	290	1,882	1,285
Fair value adjustment on available-for-sale assets	-	3,225	-	3,225
Changes in operating assets and liabilities that provide/(use) cash, net of impact of business acquisition:
Accounts receivable	4,794	5,100	(6,492)	(4,387)
Inventories	(5,511)	(3,626)	(12,886)	(10,757)
Prepaid expenses and other current assets	(481)	133	(3,302)	(857)
Income taxes prepaid and receivable	(100)	(518)	1,737	(592)
Accounts payable	(4,443)	(3,126)	(1,544)	(4,467)
Accrued liabilities	4,418	3,381	(3,736)	861
Income taxes payable	4,932	3,910	3,999	3,987
Other, net	(4,974)	1,723	(10,252)	6,330
Net cash provided by operating activities	29,174	41,893	51,827	59,245

INVESTING ACTIVITIES
Purchase of business, net of cash acquired	-	-	(187,000)	-
Purchases of property, plant and equipment	(21,924)	(9,023)	(50,029)	(39,689)
Purchased software	(591)	(252)	(1,262)	(589)
Proceeds from sale or involuntary conversion of assets	4,686	-	6,422	2,797
Net cash used in investing activities	(17,829)	(9,275)	(231,869)	(37,481)

FINANCING ACTIVITIES
Proceeds from borrowings	13,265	5,198	232,795	44,818
Principal payments on debt	(871)	(37,354)	(23,695)	(47,100)
Debt acquisition costs	-	(41)	(1,771)	(1,671)
Swap termination payment	-	-	(5,175)	-
Proceeds from options exercised	64	75	454	1,799
Excess tax benefit of options exercised	11	-	116	603
Dividends paid	(5,457)	(5,441)	(16,354)	(15,646)
Net cash provided by/(used in) financing activities	7,012	(37,563)	186,370	(17,197)

Effect of exchange rate changes on cash and cash equivalents	1,788	(5,749)	4,729	(12,589)

Increase/(decrease) in cash and cash equivalents	20,145	(10,694)	11,057	(8,022)
Cash and cash equivalents at beginning of period	176,025	182,474	185,113	179,802
Cash and cash equivalents at end of period	$196,170	$171,780	$196,170	$171,780

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com